FINAL SEPARATION AGREEMENT AND RELEASE

This Final Separation Agreement and Release is made and entered into between Kennedy Scott Gray (hereinafter “Mr. Gray”), and Luby’s Inc. and Luby's Fuddruckers Restaurants, LLC, their respective shareholders, successors, affiliated entities and parent corporations, current and former directors, current and former officers, current and former employees, consultants, agents and assigns (hereinafter collectively referred to as “Luby’s”). This Final Separation Agreement and Release is made considering the following:

RECITALS:

WHEREAS, Mr. Gray’s has resigned his position with Luby’s effective April 3, 2020 (“Date of Separation”);
WHEREAS, in recognition of Mr. Gray’s years of service and in exchange for Mr. Gray’s agreement to enter into this Final Separation Agreement and Release, Luby’s is willing to afford Mr. Gray certain severance benefits to which he would not otherwise be entitled; and
WHEREAS, Luby’s seeks to settle and compromise any claims which Mr. Gray may have against Luby’s occurring on or before the date of execution of this Agreement; and
WHEREAS, Mr. Gray seeks to settle and compromise any claims which Luby’s may have against Mr. Gray;
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration set forth in this Agreement, the receipt of which is acknowledged, Mr. Gray and Luby’s agree as follows:

AGREEMENT:

1. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, including, but not limited to, the signing of this Final Separation Agreement and Release, Mr. Gray, on behalf of himself, and any other person claiming by, through or under him, unconditionally and forever RELEASES, ACQUITS and DISCHARGES Luby’s from any and all claims, whether based on contract, tort or statute or any other legal or equitable theory of recovery, which Mr. Gray may have, of any kind or character. This Final Separation Agreement and Release includes all claims occurring on or before the date of the execution of this Final Separation Agreement and Release arising from, related to, or which were or could have been brought in connection with:

a.Mr. Gray's employment with Luby’s;
b.Mr. Gray's separation of employment with Luby’s;
c.any alleged discriminatory, retaliatory, tortious and/or improper actions; and
d.any and all other acts or omissions related to any matter arising from or relating to the employment or separation of employment of Mr. Gray with Luby’s.

This Final Separation Agreement and Release includes, but is not limited to, any claims under:
a.The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et. seq., as well as any state statute providing similar protection.
b.The Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §626;
c.Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et. seq., as well as any state statute providing similar protection.
d.42 U.S.C. §1981;
e.The Employee Retirement Income Security Act, as amended, 29 U.S.C. §1001, et. seq.;
f.The Americans With Disabilities Act of 1990, 42 U.S.C. §12101, et. seq., as well as any state statute providing similar protection.
g.The Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201, et. seq.;
h.The Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et. seq.;
i.Texas Commission on Human Rights Act;
j.Chapter 451 of the Texas Labor Code, (formerly Article 8307c of the Texas Revised Civil Statutes Annotated); and any other state statute providing similar protection;
k.The Civil Rights Act of 1991, 42 U.S.C. §1981a;
l.the Immigration Reform and Control Act, as amended (8 U.S.C. §1324a et seq.);

m.Any and all statutory and/or common law claims, whether or not specifically alleged or articulated herein but to include slander, libel, negligence, gross negligence, negligent supervision or training, conspiracy, intentional infliction of emotional distress, mental anguish, invasion of privacy, assault, battery, false imprisonment, tortuous interference with contractual relations, breach of contract and/or breach of implied covenant of good faith and fair dealing; and
n.Any and all claims, demands, and causes of action whether based on contract, tort or statute, arising from Mr. Gray’s employment with Company, including but not limited to any claims of wrongful separation or termination, retaliatory discharge, discrimination, retaliation, libel, slander, intentional and/or negligent infliction of emotional distress, invasion of privacy, negligence, gross negligence, mental anguish, breach of contract, tortious interference with a contract, breach of an implied covenant of good faith and fair dealing, negligent training or supervision, conspiracy and/or any other alleged unlawful or wrongful conduct and of any nature for past, present, and future personal injuries, property damage, and for all other losses and damages of any kind, including, but not limited to, the following: all actual damages, including back pay, front pay, and attorney’s fees, all exemplary and punitive damages, all penalties of any kind, income/wage replacement, impairment, all medical expenses including future medical care, except as set forth in Paragraph 6(a)(ii) of this Agreement, any claim for benefits from the LUBY’S ACCIDENT PLAN FOR TEXAS EMPLOYEES (LAPTEX), disfigurement, loss of consortium, damage to familial relations, ensuing death, loss of inheritance, loss of companionship, loss of society and affection, loss of enjoyment of life, prejudgment interest.

2. It is understood and agreed by Mr. Gray that this severance package is a compromise of all doubtful and disputed claims, if any, and the payments are not to be construed as an admission of liability on the part of Luby’s, and Luby’s expressly denies any liability.
3. Mr. Gray hereby acknowledges and agrees that the release set forth above is a general release and he further expressly waives and assumes the risk of any and all claims for damages which exist as of the date this Agreement is signed but of which he does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Mr. Gray’s decision to enter into this Agreement. Mr. Gray further agrees that he has accepted payment of the sums specified herein as a complete compromise of matters involving disputed issues of law and fact and that he assumes the risk that the facts or law may be otherwise than he believes.
4. As a part of this Final Separation Agreement and Release, Mr. Gray promises to relinquish all rights to employment with Luby’s, or any other company owned or controlled by or affiliated with Luby’s.
5. Mr. Gray promises not to sue or initiate against Luby’s any action or proceeding relating in any manner whatsoever to Mr. Gray’s employment with Luby’s, separation of that employment, or any matter covered by the releases contained in this Final Separation Agreement and Release.
6. In consideration for the agreements of Mr. Gray herein, Luby’s agrees as follows:
a.Upon execution of this Final Separation Agreement and Release and the expiration of the seven (7) day period set forth in Paragraph 10 hereof, Luby’s will pay Mr. Gray the following amounts which shall constitute his severance pay, less federal income tax and FICA withholding, pursuant to Luby’s current payroll procedures:

i.The total sum of One Hundred Five Thousand Two Hundred Thirty Dollars and Seventy-Two Cents ($105,230.72) to be paid in equal bi-weekly payments made over the twenty-six (26) weeks following the Date of Separation; and
ii.For twenty-six (26) weeks following the Date of Separation, Mr. Gray and his family shall continue to be eligible for coverage, as same existed immediately prior to the Date of Separation, under Luby’s group medical insurance policy and Luby’s shall pay the premium of said existing group medical insurance policy up to Thirteen Thousand Two Hundred Thirty-Four Dollars and Fourteen Cents ($13,234.14).
iii.31,028 Restricted Stock Units granted on December 8, 2017 will immediately vest as part of this agreement.
iv.37,720 shares of Incentive Stock Options at $2.82 per share granted on December 8, 2017 will fully vest immediately as part of this agreement to the extent any shares have not yet vested and will not expire until April 4, 2022.
v.45,946 shares of Non-Qualified Stock Options at $2.82 per share granted on December 8, 2017 which are fully vested will not expire until April 4, 2022.
By executing this Agreement, Mr. Gray consents to the deductions for federal income tax and FICA withholding.
b.Mr. Gray acknowledges that, absent this agreement, he would not otherwise be entitled to severance pay or any payment as described in paragraphs 5.A of this Agreement, upon separation of his employment. Mr. Gray acknowledges that such payments and benefits are in consideration of the covenants contained in this agreement. Mr. Gray further acknowledges that he has received no opinion or advice whatsoever from anyone associated with Company with respect to any matter contained herein.

7. Mr. Gray accepts this Final Separation Agreement and Release in lieu of any other benefits to which he might be otherwise entitled, unless specified to the contrary herein.
8. Mr. Gray shall return to Luby’s any and all Luby’s equipment, including without limitation computer, smartphones and other equipment, files, and data still in his possession and control as well as all drawings, letters, memoranda, notes, brochures, sales materials, customer information, and other papers in his possession or control.

9. As further consideration for the Mr. Gray’s agreements herein, Luby’s agrees that it will not contest any claim made by Mr. Gray for unemployment compensation benefits due to Mr. Gray’s separation from employment with Luby’s.
10. Mr. Gray has informed himself of the terms, contents, conditions and effects of this Final Separation Agreement and Release. Mr. Gray further acknowledges: (1) he has been previously informed that he could consider this Final Separation Agreement and Release for up to forty-five (45) days from the date on which he was first presented the Final Separation Agreement and Release, and could have accepted that offer within or at the conclusion of that 45-day period by executing the original Separation Agreement and Release and returning same to Paulette Gerukos, Vice President of Human Resources at the Luby’s offices located at 13111 Northwest Freeway, Suite 600, Houston, Texas, 77040; (2) he has been advised to consult with an attorney prior to executing this Final Separation Agreement and Release; (3) he has received no opinion or advice from Luby’s or its attorney with respect to the advisability of accepting or rejecting this settlement offer; (4) he is over the age of eighteen (18) years, of sound mind and otherwise competent to execute this Final Separation Agreement and Release; and (5) he is entering into this Final Separation Agreement and Release knowingly and voluntarily and without any undue influence or pressures.

11. Mr. Gray and Luby’s acknowledge that Mr. Gray has seven (7) calendar days following his execution of this Final Separation Agreement and Release to revoke the Final Separation Agreement and Release and, in the event, he chooses to revoke this Final Separation Agreement and Release, it shall not be effective or enforceable and no payments shall be made. Any revocation by Mr. Gray must be in writing and received by Paulette Gerukos, Vice President of Human Resources, at Luby’s located at 13111 Northwest Freeway, Suite 600, Houston, Texas 77040, on or before the seventh (7th) calendar day after the date of execution of the Final Separation Agreement and Release by Mr. Gray. If such revocation is not received pursuant to the terms and conditions of this Agreement, the effective date of this Final Separation Agreement and Release shall remain the date of execution.
12. Mr. Gray acknowledges that by entering into this Final Separation Agreement and Release, Luby’s is not admitting to any unlawful or tortious conduct or other wrongdoing in connection with Mr. Gray's employment and his separation from employment. Neither this Final Separation Agreement and Release nor any action or acts taken in connection with this Final Separation Agreement and Release will constitute an admission of any evidence of unlawful or tortious conduct or other wrongdoing on the part of Luby’s. Luby’s, in fact, denies that it or any of its officers, directors or employees committed unlawful, tortious or improper acts against Mr. Gray at any time.
13. Mr. Gray is bound to this Final Separation Agreement and Release. Anyone who succeeds to his rights or responsibilities, such as the heirs or the executors of his estate, is also bound.
14. Mr. Gray agrees to maintain in strictest confidence the terms of this Final Separation Agreement and Release, as well as any information of a confidential nature which he obtained during his employment with Luby’s. Mr. Gray further agrees that, with the exception of the parties hereto and any attorney, accountant, or financial advisor with whom Mr. Gray may consult concerning this Final Separation Agreement and Release, he will not reveal or disclose, directly or indirectly, the terms of this Final Separation Agreement and Release or any communications (written, verbal or otherwise), concerning the negotiation of this Final Separation Agreement and Release, or any information of a confidential nature which he obtained during the course of his employment, to any other company, entity or person.
15. Mr. Gray shall not make any statements or take any actions that disparage, hold out to public embarrassment or ridicule, Luby’s, its services, products, management, employees, directors, image, tradecraft, practices, office environment, culture or otherwise harms its reputation. As further consideration for the Mr. Gray’s agreements herein, Luby’s shall not make any statements or take any actions that disparage, hold out to public embarrassment or ridicule, Mr. Gray, his image, accomplishments or otherwise harm his reputation. This paragraph shall not prevent Mr. Gray or Luby’s from making truthful statements in response to a subpoena or under oath in the course of an investigation conducted by the EEOC or another government administrative agency or as otherwise required by law.
16. Mr. Gray also understands that he has been identified as a witness in one or more lawsuits which involve Luby’s. Mr. Gray agrees that he will make himself available at times specified in the future upon reasonable notice to give truthful testimony to the best of his knowledge in any reasonable form, including without limitation, affidavit, written or in person deposition, and in a courtroom. Luby’s agrees to compensate Mr. Gray for mileage, travel related expenses and accommodations as may be required to fulfil Mr. Gray’s obligations under this Paragraph. In addition, Mr. Gray shall be paid $160 per hour for his time in connection with any such obligations as may arise in connection with this Paragraph. For purposes of any obligation that may arise under the Paragraph, Mr. Gray shall be considered as an agent of Luby’s and subject to the attorney-client privilege as if he had continued to be employed by Luby’s as of the date of any such obligation.
17. In the event that Mr. Gray should receive contact from the EEOC, any governmental entity or any current or former employee of Luby’s or their agent regarding the subject matter of any legal action in any way involving or relating to Luby’s or their agent, affiliate or subsidiary, or should Mr. Gray be subpoenaed to testify in any proceeding involving Luby’s, he will, within 48 hours or receipt of such subpoena or contact, notify Counsel for Luby’s, so that Luby’s may seek any protection it so desires. Nothing herein, however, shall in any way prevent Mr. Gray from giving full and truthful testimony under oath pursuant to such subpoena or court order. Mr. Gray further specifically agrees never to mention to any company, person, or entity any amount whatsoever as having been paid as a consequence of this Agreement, unless required by law or court order Mr. Gray agrees that s/he will not at any time after the date of this Agreement in any manner disparage or demean Luby’s, its owners, officers or employees.
18. The financial obligations of Luby’s set forth in this Agreement shall not be subject to discharge in bankruptcy under federal or state law, and Luby’s agrees to waive any right it may have under the bankruptcy laws of the United States, Texas or any other state to discharge the debt owed by Luby’s to Mr. Gray subject to this Agreement.
19. It is understood and agreed that this Agreement contains the entire agreement between the parties and supersedes all prior agreements, arrangements, or understandings between the parties relating to the subject matter contained herein. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. Furthermore, this Agreement cannot be changed or terminated orally.
20. It is understood this Final Separation Agreement and Release will be executed in duplicate, each of which shall be deemed an original for all purposes.
21. If any provision of this Final Separation Agreement and Release is held invalid or unenforceable, the remainder of this Final Separation Agreement and Release shall remain in full force and effect in its other provisions and in all other circumstances.
22. This Final Separation Agreement and Release shall be construed and interpreted in accordance with the laws of the State of Texas and Federal law.
IN WITNESS WHEREOF, the parties execute this Final Separation Agreement and Release on this 24th day of April, 2020.

Luby’s

By

__/Kennedy Scott Gray      __/s Paulette Gerukos_____________________
Kennedy Scott Gray   Paulette Gerukos